Exhibit (l)

April 24, 2017

NexPoint Capital, Inc.

300 Crescent Court, Suite 700

Dallas, Texas 75201

Re:	NexPoint Capital, Inc.

Ladies and Gentlemen:

We have acted as special Delaware counsel for NexPoint Capital, Inc., a Delaware corporation (the “Company”), solely in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

(a)	the Amended and Restated Certificate of Incorporation of the Company, filed with the Office of the Secretary of State of the State of Delaware (the “Secretary of State”) on December 10, 2014, and the Certificate of Change of Registered Agent and/or Registered Office of the Company, filed with the Secretary of State on May 20, 2015 (collectively, the “Certificate of Incorporation”);

(b)	a Certificate of Good Standing with respect to the Company issued by the Secretary of State, dated as of a recent date;

(c)	the Amended and Restated Bylaws of the Company, dated December 12, 2014 (the “Bylaws”);

(d)	the Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-216277), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on or about April 24, 2017 (the “Registration Statement”) for the registration of 141,929,294 shares of the Company’s common stock, $0.001 par value per share (the “Shares”);

(e)	Minutes of the Meeting of the Board of Directors of the Company (the “Board of Directors”) held on May 12, 2014 and excerpts of Minutes of the Meeting of the Board held on March 2-3, 2017 (collectively, the “Minutes”), certified by an officer of the Company; and

(f)	the certificate of an officer of the Company, together with all exhibits attached thereto, certifying as to, among other things: (i) the Certificate of Incorporation, the Bylaws and the Minutes; and (ii) certain other matters set forth therein.

For purposes of this opinion, we have not reviewed any documents other than the documents referenced in paragraphs (a) through (f) above. In particular, we have not reviewed any document (other than the documents referenced in paragraphs (a) through (f) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, (iii) the genuineness of all signatures, and (iv) that each such document is in full force and effect and has not been modified, supplemented or otherwise amended, except as referenced herein.

For purposes of this opinion, we have assumed (i) that the Certificate of Incorporation and the Bylaws will constitute the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Company, and that the Certificate of Incorporation and the Bylaws will be in full force and effect and will not be amended on or prior to the date of issuance of the Shares, (ii) the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties to the documents examined by us has and had the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) that the issuance, offer and sale of the Shares from time to time and the final terms of and conditions of such issuance, offer and sale, including those relating to the price and amount of the Shares to be issued, offered and sold, will be duly authorized and determined or otherwise established by proper action of the Board in accordance with the Certificate of Incorporation, the Bylaws, the Minutes and the Registration Statement, (vii) that the Shares shall be delivered to, and the agreed consideration for such Shares (which shall not less than the net asset value per Share as contemplated by the Registration Statement and the prospectus contained therein) will be fully paid at the time of such delivery to the purchasers thereof, (viii) that the appropriate notation of the names and addresses of, the number of Shares held by, and the consideration paid by, the purchasers will be maintained in the appropriate registers and other books and records of the Company in connection with the issuance, redemption or transfer of the Shares, and (ix) that at the time of the issuance of the Shares, the Company is in good standing and there are no proceedings, pending or contemplated, for the merger, consolidation, conversion, dissolution, liquidation or termination of the Company.

NexPoint Capital, Inc.

April 24, 2017

We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

This opinion is limited to the law of the State of Delaware (excluding the securities laws of the State of Delaware) and reported judicial decisions interpreting the foregoing, and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that when the Shares are issued and delivered in accordance with the terms, conditions, requirements and procedures set forth in the Certificate of Incorporation, the Bylaws the Minutes and the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Opinion” in the prospectus included therein. In giving such consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder. This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Very truly yours,

SMITH, KATZENSTEIN & JENKINS, LLP

By:	/s/ Roger D. Anderson
Name: Roger D. Anderson